    As filed with the Securities and Exchange Commission on April 14, 2003
                                                     Registration No. 333-_____
===============================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   ---------

                                   FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                   ---------

                              PENFORD CORPORATION
             (Exact name of registrant as specified in its charter)

          WASHINGTON                             2040                             91-1221360
(State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)       Classification Code Number)             Identification No.)

                           7094 SOUTH REVERE PARKWAY
                         ENGLEWOOD, COLORADO 80112-3932
                                 (303) 649-1900
                     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STEVEN CORDIER
        VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY
                              PENFORD CORPORATION
                           7094 SOUTH REVERE PARKWAY
                         ENGLEWOOD, COLORADO 80112-3932
                                 (303) 649-1900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copies to:
                           Christopher H. Cunningham
                           Preston Gates & Ellis LLP
                         925 Fourth Avenue, Suite 2900
                         Seattle, Washington 98104-1158
                                 (206) 623-7580

                                   ---------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   ---------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                            PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF SHARES TO    AMOUNT TO BE          AGGREGATE PRICE       AGGREGATE OFFERING       AMOUNT OF
    BE REGISTERED       REGISTERED            PER UNIT(1)               PRICE(1)         REGISTRATION FEE

Common Stock, $1.00
   par value.          650,000 shares            $12.567               $8,168,550             $660.84

---------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market over the five trading days ending April 11, 2003.

                                   ---------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                    SUBJECT TO COMPLETION, DATED APRIL 14, 2003

PRELIMINARY PROSPECTUS

                                 650,000 SHARES

                          [PENFORD CORPORATION LOGO]

                                 COMMON STOCK

-------------------------------------------------------------------------------

         This prospectus relates solely to the resale of up to an aggregate of 650,000 shares of our common stock that may be sold from time to time by the selling shareholder listed on page 9.

         We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling shareholder. We have agreed to bear the expenses incurred in connection with the registration of these shares. The selling shareholder will pay or assume brokerage commissions and similar charges incurred for the sale of these shares of our common stock.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PENX." On April 11, 2003, the closing price of our common stock as reported by Nasdaq was $12.43 per share.

            INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES RISKS.

           SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ________ _, 2003

         You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus, will under any circumstances imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "Penford," "we" or "us" refer to Penford Corporation.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference herein, contains certain "forward-looking statements." Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

         Specifically, this prospectus, and the documents incorporated herein by reference, contains forward-looking statements concerning our performance and financial results, including our ability to commercialize new specialty starches and value-added ingredients, maintenance or improvement of market share while developing new products targeted to a broader spectrum of the paper-making industry, maintenance of gross margins, increases resulting from added production capability for food-grade corn starches and diversified product offerings, focused marketing projects designed to increase sales of higher value-added products and improve profitability, expected levels of operating and research and development expenses, the level of anticipated interest rates, the expected level of our effective tax rate, the expectation that we will generate sufficient cash flow from operations to reduce our debt and not need to increase borrowings in the normal course of operations for the next fiscal year except for seasonal borrowings to purchase grain (and that we will have sufficient borrowing capacity and availability on our credit lines to fund those seasonal grain purchases), the ability to use cash generated from operations to fund the payment of accrued strategic restructuring costs, the anticipated level of capital investment, and the expectation that we will continue to pay a quarterly dividend.

         There are a variety of factors that could cause actual events or results to differ materially from those projected in the forward-looking statements, including, without limitation: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for our products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; or other unforeseen developments in the industries in which we operate. Accordingly, there can be no assurance that future activities or results will be as anticipated.

         Forward-looking statements are based on our estimates and opinions on the date the statements are made. We assume no obligation to update any forward-looking statements if circumstances or estimates or opinions should change.

         The name "Penford" and our logo are trademarks of Penford Corporation. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

                                  OUR BUSINESS

         We are a developer and manufacturer of specialty natural-based ingredient systems for industrial and food applications. We use our carbohydrate chemistry expertise to develop ingredients with starch as a base for value-added applications in several markets including papermaking and food products.

         Our specialty products for industrial applications are primarily designed to improve the strength, quality and efficiencies in the manufacture of coated and uncoated paper and paper packaging products. Our processed starches are used in coatings and as binders, providing strength and printability to fine white, magazine and catalog paper. Our other liquid starches are generally used in the paper-forming process in paper production, providing strong bonding of paper fibers and other ingredients. We believe that our products are a cost-effective alternative to synthetic ingredients.

         Our specialty starches produced for food applications are used in coatings to provide crispness, improved taste and texture and increased product life for products such as french fries and chicken sold in quick-service restaurants. Our food-grade starch products are also used as moisture binders to reduce fat levels, modify texture and improve color, consistency and juiciness in a variety of foods such as whole and processed meats, dry powdered mixes and other food and bakery products.

         We have extensive research and development capabilities that are used in understanding the complex chemistry of carbohydrate-based materials and their application. In addition, we have specialty processing capabilities for a variety of modified starches.

         We manage our business in three segments. The first two, industrial ingredients and food ingredients, are broad categories of end-market users, primarily served by our U.S. operations. The third segment is our geographically separate operations in Australia and New Zealand. Our Australian and New Zealand operations are engaged primarily in the food ingredients business, although the industrial market is an important and growing category there.

         We were incorporated in September 1983 and commenced operations as a publicly-traded company on March 1, 1984. We have a website located at www.penx.com. The information contained on our website does not form a part of this prospectus.

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

A SHORTAGE OF AVAILABILITY OR FLUCTUATIONS IN THE PRICES OF INPUTS WE USE TO MANUFACTURE OUR PRODUCTS COULD CAUSE US TO INCUR SUBSTANTIAL ADDITIONAL EXPENSES.

         Corn, potato starch, wheat flour, chemicals and natural gas used in the manufacturing of our products are not presently subject to availability constraints, although drought conditions in Australia are impacting the prices of corn and wheat in that area. Our current potato starch requirements constitute a material portion of the available North American supply. We cannot assure you that in the long-term, continued growth in demand for corn and potato starch-based ingredients and new product development will not result in capacity constraints. In the event that we are not able to secure manufacturing inputs for our products at reasonable prices, our results of operations and cash flow would be harmed.

         Over half of our manufacturing costs are the costs of corn, potato starch, wheat flour, chemicals and natural gas. The prices of our raw materials and other manufacturing inputs may fluctuate, and there can be no assurance that prices will not change adversely. To reduce the price risk caused by market fluctuations in North America in the prices of corn and natural gas we enter into short-term purchase contracts or use exchange-traded futures and options contracts to hedge a portion of our exposure to these price risks. Despite these hedging activities, we cannot assure you that we will continue to be able to secure raw materials necessary for our products at reasonable prices.

AN INTERRUPTION IN THE SUPPLY OF RAW MATERIALS AND OTHER INPUTS TO OUR MANUFACTURING PROCESSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our manufacturing processes require supplies of raw materials and other inputs, such as chemicals and natural gas. Supplies of materials can be affected by numerous factors beyond our control, including economic and political conditions, work stoppages and other labor actions, availability and cost of other substitute materials and levels of supply and demand. Certain of our materials are obtained from a single or limited number of sources. We cannot assure you that we will not experience shortages of materials essential to the production of our products. In the event of such a disruption, we cannot assure you that we could develop alternative sources within reasonable time frames, or if developed, that these sources would provide supplies at prices comparable with those charged by our suppliers before the disruption.

         Certain of our materials are supplied by suppliers outside the United States, particularly in Australia and New Zealand. Our arrangements with our foreign suppliers are subject to additional risks associated with purchasing products internationally, including political instability, regional conflicts, expropriation in the countries where such suppliers are located and risks associated with potential import restrictions, currency controls and exchange rate fluctuations, as well as changes in tax laws, import/export regulations, tariffs and freight rates.

WE DEPEND ON A FEW SIGNIFICANT CUSTOMERS.

         One of our customers represented approximately 9%, 10% and 15% of total sales in fiscal 2002, 2001 and 2000, respectively. Many of our significant customers operate in the North American paper industry. This industry has recently suffered an economic downturn, which has resulted in the closure of a number of mills. Our food ingredients customers have also experienced softness in their end markets. While we believe we have strategic relationships with a number of our customers, our customers place orders on an as-needed basis and generally can change their suppliers without penalty. The loss of, or a significant reduction of orders from, any of these customers could have a material adverse effect on our business.

AN INCREASE IN WORLDWIDE INTEREST RATES COULD MATERIALLY IMPACT OUR CURRENT DEBT FACILITIES.

         At February 28, 2003, our combined credit facilities in the U.S. and Australia consist of $35 million in term loans and $55 million of revolving lines of credit, including a $4 million grain inventory credit facility. All of our debt has variable interest rates that are set for periods of one to six months. This debt is through agreements with various creditors with interest rates tied to the prime rate, London InterBank Offered Rate, or LIBOR, and the BBSY (Australia Bank Bill Buying Rate) in Australia. As our agreements with our creditors provide for a floating rate of interest, if interest rates were to increase, the costs of our credit facilities would increase incrementally, our ability to service our outstanding debt and remain in compliance with our existing debt covenants could be impaired, and our results of operations, cash flow and financial position would be harmed.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY FOREIGN EXCHANGE EXPOSURE.

         In the ordinary course of our business operations we are subject to risks associated with changing foreign exchange rates. We receive a substantial percentage of our revenue from international sales which are not denominated in U.S. dollars. Therefore, our revenues and results of operations are affected by fluctuations in exchange rates between the U.S. dollar and other currencies. Our risk in this regard is somewhat offset by our outstanding debt denominated in Australian dollars. From time to time, we have entered into foreign exchange forward contracts to manage our exposure to receipts and disbursements denominated in currencies different from the functional currencies of the reporting entities. As of February 28, 2003, we did not have any foreign exchange forward contracts outstanding.

WE ARE INVOLVED IN MANY INTERNATIONAL MARKETS, AND THIS SUBJECTS US TO ADDITIONAL BUSINESS RISKS.

         We have offices in Australia and New Zealand. These geographic localities provide economically and politically stable environments in which to operate. However, in the future, we may introduce products in other countries. This geographic expansion subjects us to risks inherent in doing business in multiple countries with different legal and political policies. These risks include boycotts, political changes, currency restrictions, taxes and changes in currency exchange rates. Although we do not believe these risks to be significant at this time, there can be no assurance that an occurrence of one of these events would not have an adverse effect on our operations.

         ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

         Our owned and leased facilities are subject to numerous environmental laws and regulations concerning, among other things, noise, emissions to the air, disposal of waste water, discharges to surface and ground water and the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances. Under various foreign, Federal, state and local environmental laws, ordinances and regulations, a current or prior owner or operator of a facility may be liable for the costs of removal or remediation of hazardous or toxic substances on, in, or under the facility, typically without regard to fault. Compliance with existing Federal, state and local environmental laws and regulations as well as comparable laws and regulations outside the United States is not expected to have a material adverse effect upon our earnings or competitive position. However, we cannot predict the effect, if any, of unknown adverse environmental conditions, past practices involving the handling of hazardous substances at our owned and leased facilities, environmental laws and regulations that may be enacted in the future, or of changes in the enforcement of existing laws and regulations which are subject to extensive regulatory discretion.

OTHER COMPANIES MAY CLAIM WE INFRINGE THEIR INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS, WHICH COULD CAUSE US TO INCUR SUBSTANTIAL EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS.

         Our success depends partially on our ability to operate without infringing the intellectual property rights of third parties. Future patents issued to third parties may contain claims that conflict with our patents. Although we believe that our current products and processes do not infringe the proprietary rights of any third parties, third parties could always assert infringement claims against us in the future. Similarly, other companies may take steps or develop processes that we determine conflict with our patents or otherwise infringe upon our proprietary rights. Any litigation or interference proceedings relating to defense or prosecution of claims relating to our intellectual property, regardless of their outcome, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation or interference proceedings could also force us to stop or delay selling, manufacturing or using products that incorporate the challenged intellectual property; pay damages; or enter into licensing or royalty agreements that may be unavailable on terms acceptable to management.

IF WE CANNOT ATTRACT, TRAIN AND RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

     Our success depends to a significant extent upon the efforts of our key management, sales and marketing, technical support and research and development personnel. We believe that our future success will depend in large part upon our continuing ability to attract and retain highly skilled managerial, sales and marketing, technical support and research and development personnel. We face intense competition for our personnel needs. We cannot assure you that we will be successful in attracting, assimilating and retaining additional qualified personnel in the future. If we were to lose the services of one or more of our key personnel, or if we failed to attract and retain additional qualified personnel, it could materially and adversely affect our customer relationships, competitive position and revenues.

     The operation and development of our business depends on the successful efforts of our senior management. The loss of services of our key employees could adversely affect us. If we are unable to retain a skilled and cohesive management team, our results of operations and financial condition would be materially adversely affected.

WE MAY NOT BE ABLE TO REFINANCE OUR EXISTING DEBT.

         At February 28, 2003, we have $51 million outstanding on our revolving bank lines of credit which mature October 31, 2003. In addition, we have $35 million of term loans outstanding which are due in quarterly installments through October 31, 2005. We intend and expect to refinance our debt prior to the maturity dates. We have begun preliminary discussions with various financial institutions and we believe that we will be able to obtain financing to repay our existing debt on or before maturity. However, we cannot provide assurance that we will be able to obtain financing or that the terms, including interest rates and financial and other covenants, of any such financing would be comparable to the terms under our existing credit facility. Any failure to obtain financing would have an adverse effect on our business.

OUR NEED FOR ADDITIONAL FINANCING IS UNCERTAIN, AS IS OUR ABILITY TO RAISE FURTHER FINANCING IF REQUIRED.

         We currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may need to raise additional funds, however, to respond to business contingencies which may include the need to fund additional marketing expenditures, enhance our operating infrastructure, respond to competitive pressures, or acquire complementary businesses or necessary technologies.

         If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or services, or otherwise respond to competitive pressures would be significantly limited.

UNCERTAINTIES PRESENTED BY THE WAR WITH IRAQ AND ITS AFTERMATH TOGETHER WITH ANY FUTURE ACTS OF TERRORISM COULD ADVERSELY AFFECT OUR REVENUE AND OPERATING RESULTS AS A RESULT OF ORDER CANCELLATIONS, BUSINESS INTERRUPTION, OR OUR CUSTOMERS' PLANS.

         The war with Iraq and its aftermath, together with acts of terrorism, such as the attacks that occurred on September 11, 2001, the response by the United States and further acts of violence or war may affect the market on which our common stock trades, the markets in which we operate, our operations and profitability and your investment. Further acts of terrorism against the United States or other countries may occur. The potential near-term and long-term effect of these attacks on our business, the market for our common stock and the global economy is uncertain. The consequences of any acts of terrorism, or any armed conflicts that may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or the trading price of our common stock.

FUTURE SALES OF SHARES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO
DECLINE.

         The selling shareholder holds a substantial number of shares of our common stock which it will be able to sell in the public market upon the effectiveness of this offering. Sales of shares of our common stock, or the perception that these sales could occur, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

RECENT CHANGES IN LAWS AND REGULATIONS MAY CAUSE US TO INCUR ADDITIONAL COSTS.

         Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules proposed by the Securities and Exchange Commission and Nasdaq could cause us to incur increased costs as we evaluate the implications of new rules and respond to new requirements. We continue to evaluate and monitor developments with respect to these new and proposed rules, and we cannot predict or estimate the amount of the additional costs, if any, we may incur or the timing of such costs.

PROVISIONS OF OUR RESTATED ARTICLES OF INCORPORATION AND BYLAWS, OUR SHAREHOLDER RIGHTS PLAN AND WASHINGTON LAW COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER, EVEN IF THE TRANSACTION WOULD BENEFIT OUR SHAREHOLDERS.

         Our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

         Each holder of our common stock also holds a common stock purchase right, or Right. The Rights become exercisable if a purchaser acquires 15% of our common stock or makes an offer to acquire common stock. Exercise of these Rights may deter potential acquiring entities from making an unsolicited bid on our common stock.

         In addition, we are subject to the anti-takeover provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibits us from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The application of Chapter 23B.19 could have the effect of delaying or preventing a change of control in the ownership of our company. Our Amended and Restated Articles of Incorporation provide for staggered terms for the members of the Board of Directors. The staggered Board of Directors and certain other provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of our common stock.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholder.

                              SELLING SHAREHOLDER

         We issued all of the shares of our common stock offered by this prospectus to the selling shareholder in a private placement transaction. We are registering the shares of our common stock offered by this prospectus on behalf of the selling shareholder named in the table below. The selling shareholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered.

         The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock as of February 28, 2003 by the selling shareholder. The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock that the selling shareholder may offer under this prospectus. The number of shares in the column "Shares Beneficially Owned After Offering" assumes that the selling shareholder sells all of its shares of our common stock offered by this prospectus. The selling shareholder may sell some, all or none of its shares of our common stock. We do not know how long the selling shareholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the shares of our common stock. The selling shareholder has not had a material relationship with us or any of our predecessors or affiliates in the past three years. The information in the table below is current only as of the date of this prospectus.

         In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. Except as otherwise indicated in the footnote below, we believe that the selling shareholder named in this table has sole voting and investment power over the shares of our common stock indicated. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power. Applicable percentages are based on 7,810,753 shares of our common stock outstanding on February 28, 2003 and after giving effect to the sale of 650,000 shares of our common stock to the selling stockholder in the private placement.


                                            SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                   OWNED                                   OWNED
                                             PRIOR TO OFFERING                         AFTER OFFERING
                                            -------------------   NUMBER OF SHARES   ------------------
NAME                                         NUMBER     PERCENT     BEING OFFERED     NUMBER    PERCENT
----                                         ------     -------   ----------------   -------    -------

T. Rowe Price Small-Cap Value
  Fund, Inc.(1)                              689,500       8.15       650,000         39,500       *

---------
*        Holdings represent less than 1.0% of all shares outstanding.

(1) T. Rowe Price Associates, Inc., the investment advisor to T. Rowe Price Small-Cap Value Fund, Inc., exercises voting and investment power with respect to the shares of our common stock that T. Rowe Price Small-Cap Value Fund, Inc. are offering in this prospectus.

                              PLAN OF DISTRIBUTION

         We have registered the 650,000 shares of our common stock offered in this prospectus on behalf of the selling shareholder. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling shareholder. The selling shareholder is responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

         The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

         -        in the over-the-counter market;

         - in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

         -        by pledge to secure debt and other obligations;

         - through the writing of options, whether the options are listed on an options exchange or otherwise;

         - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         -        through a combination of any of the above transactions.

         The selling shareholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         Under the terms of the private placement, we have agreed to indemnify the selling shareholder, and each director, officer or controlling person of the selling shareholder within the meaning of Section 15 of the Securities Act of 1933 against all losses, claims, damages, liabilities and expenses (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in, or information incorporated by reference into, any registration statement or prospectus (or any amendment or supplement thereto) or any preliminary prospectus prepared in connection with the registration contemplated by the Purchase Agreement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any failure by us to fulfill and perform any agreement, covenant or undertaking pursuant to the Purchase Agreement, or (iv) any failure or breach of our representations and warranties as set forth in the Purchase Agreement.

         The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

         The selling shareholder and any broker-dealers or agents that participate with the selling shareholder in the sale of shares may be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Under the rules of the SEC, any person engaged in the distribution of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling shareholder. We have notified the selling shareholder they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including Regulation M promulgated under the Securities Exchange Act of 1934.

         We have informed the selling shareholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares. We have advised the selling shareholder of the requirement for delivery of this prospectus in connection with any sale of the common stock.

                         DESCRIPTION OF OUR SECURITIES

         Our articles of incorporation authorize the issuance of 29,000,000 shares of common stock. As of April 10, 2003, 8,512,753 shares of common stock were issued and outstanding. Holders of our common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors, and legally available from our assets. During the first quarter of fiscal 2003, we paid dividends of $0.5 million or $0.06 per share. Any future dividends will be paid at the discretion of our board of directors and will depend upon, among other things, earnings, financial condition, cash requirements and availability, and contractual requirements. In addition, upon any liquidation of Penford, holders of our common stock are entitled to a pro rata share of all of our assets available for distribution to shareholders. Each share of our common stock is entitled to one vote on all matters voted on by the shareholders.

         Holders of our common stock have no preemptive rights to acquire additional shares or securities convertible into shares of our common stock. In addition, holders of our common stock do not have the right to cumulate votes in the election of directors.

         On June 16, 1988, we distributed a dividend of one right, or Right, for each outstanding share of our common stock. The Rights will become exercisable if a purchaser acquires 15% of our common stock or makes an offer to acquire common stock. In the event that a purchaser acquires 15% of our common stock, each Right shall entitle the holder, other than the acquirer, to purchase one share of our common stock for one half of the market price of the common stock. In the event that we are acquired in a merger or transfer 50% or more of our assets or earnings to any one entity, each Right entitles the holder to purchase common stock of the surviving or purchasing company having a market value of twice the exercise price of the Right. The Rights may be redeemed by us at a price of $0.01 per Right and expire in June 2008.

         Our articles of incorporation authorize the issuance of 1,000,000 shares of preferred stock. The articles of incorporation authorize the board of directors to establish the price, rights and preferences for any class or classes of preferred stock to be issued as they determine to be in our best interests. As of February 28, 2003, no shares of preferred stock were issued and outstanding.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about Penford and our common stock:

         - our annual report on Form 10-K for the year ended August 31, 2002;

         - our quarterly reports on Form 10-Q for the quarters ended November 30, 2002 and February 28, 2003;

         - our proxy statement on Schedule 14A for our 2002 Annual Meeting of Shareholders which was held on January 22, 2003; and

         - our current reports on Form 8-K filed on October 21, 2002 and March 20, 2003.

         All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. This prospectus also incorporates by reference any documents that we file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Steven O. Cordier, Vice President and Chief Financial Officer, Penford Corporation, 7094 South Revere Parkway, Englewood, Colorado 80112-3932.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                      WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Penford, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

                                 LEGAL MATTERS

         The validity of the shares of our common stock offered hereby will be passed upon for us by Preston Gates & Ellis LLP, Seattle, Washington.

                                    EXPERTS

         The consolidated financial statements of Penford Corporation appearing in Penford Corporation's Form 10-K for the year ended August 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                   ---------

                                 650,000 SHARES

                           [PENFORD CORPORATION LOGO]

                                  COMMON STOCK

                                   ---------

                                   PROSPECTUS

                                   ---------

                              __________ __, 2003

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees expenses, except for the Registration Fee, are estimated:

Registration Fee--Securities and Exchange Commission.................................     $   660.84
Legal fees and expenses(1)...........................................................      25,000.00
Accountant's fees and expenses(1)....................................................      15,000.00
                                                                                          ----------
  Total..............................................................................     $40,660.84
                                                                                          ==========

(1)      Estimated, pursuant to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article XIV of the Articles of Incorporation of Penford authorizes Penford to indemnify any present or former director or officer to the fullest extent not prohibited by the WBCA, public policy or other applicable law. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

         The directors and officers of Penford are entitled to indemnification by the selling shareholder against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of the selling shareholder (or its donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to Penford by such Selling Shareholder or such underwriter.

         In addition, Penford maintains directors' and officers' liability insurance under which Penford's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

4.1      Purchase Agreement by and among Penford Corporation and the Purchasers as defined therein
         (See Exhibit 10.1)
5.1      Opinion of Preston Gates & Ellis LLP
10.1     Purchase Agreement by and among Penford Corporation and the Purchasers as defined therein(1)
23.1     Consent of Preston Gates & Ellis LLP (included as part of Exhibit 5.1 hereto)
23.2     Consent of Independent Auditors
24.1     Power of Attorney (included on signature page of the Registration Statement hereto)

---------
(1) Previously filed as an exhibit to the registrant's current report on Form 8-K filed on March 20, 2003, and incorporated herein by reference.

         (b)      Financial Statement Schedules:

                  None.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3.       To remove from registration by means of a post-effective

amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado, on April 14, 2003.


                                    PENFORD CORPORATION

                                    By: /s/ Thomas D. Malkoski
                                       ----------------------------------------
                                       Thomas D. Malkoski
                                       Chief Executive Officer and Director

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below appoints and constitutes Thomas D. Malkoski, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to the within registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                     TITLE                           DATE
---------                                                     -----                           ----

/s/ Thomas D. Malkoski                      President and Chief Executive Officer         April 7, 2003
-------------------------------             and Director (Principal Executive
Thomas D. Malkoski                          Officer)

/s/ Steven O. Cordier                       Vice President and Chief Financial            April 7, 2003
-------------------------------             Officer (Principal Financial and
Steven O. Cordier                           Accounting Officer)

/s/ Paul H. Hatfield                        Chairman of the Board of Directors            April 4, 2003
-------------------------------
Paul H. Hatfield

/s/ Jeffrey T. Cook                         Director                                      April 9, 2003
-------------------------------
Jeffrey T. Cook

/s/ Richard T. Crowder                      Director                                      April 14, 2003
-------------------------------
Richard T. Crowder

/s/ William E. Buchholz                     Director                                      April 7, 2003
-------------------------------
William E. Buchholz

/s/ John C. Hunter, III                     Director                                      April 8, 2003
-------------------------------
John C. Hunter, III

/s/ Sally G. Narodick                       Director                                      April 14, 2003
-------------------------------
Sally G. Narodick

/s/ James E. Warjone                        Director                                      April 7, 2003
-------------------------------
James E. Warjone

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

4.1      Purchase Agreement by and among Penford Corporation and the Purchasers as defined therein
         (See Exhibit 10.1)
5.1      Opinion of Preston Gates & Ellis LLP
10.1     Purchase Agreement by and among Penford Corporation and the Purchasers as defined therein(1)
23.1     Consent of Preston Gates & Ellis LLP (included as part of Exhibit 5.1 hereto)
23.2     Consent of Independent Auditors
24.1     Power of Attorney (included on signature page of the Registration Statement hereto)

---------
(1) Previously filed as an exhibit to the registrant's current report on Form 8-K filed on March 20, 2003, and incorporated herein by reference.